EXHIBIT 10(v)

The Brink’s Company
Richmond, Virginia
Plan for Deferral of
Directors’ Fees
as Amended and Restated as of November 11, 2016

THE BRINK’S COMPANY

PLAN FOR DEFERRAL OF DIRECTORS’ FEES
(Amended and Restated as of November 11, 2016)

1.    Election to Participate.

(a) Any director of The Brink’s Company (the “Company”) who is entitled to receive fees for services (including, without limitation, (i) retainer fees that the Company elects to pay in the form of awards of common stock of the Company (“Common Stock” and, such awards, “Deferred Stock Unit Awards”), (ii) cash retainer fees that such director elects to receive in the form of Common Stock (“Stock Retainer Fee Awards”) and other equity awards (collectively, with Deferred Stock Unit Awards and Stock Retainer Fee Awards, the “Equity Awards”) granted under the Company Non-Employee Directors’ Equity Plan or any successor plan thereto (each, a “Company Equity Plan”) or cash dividend equivalent payments under Equity Awards granted under a Company Equity Plan) as hereinafter provided may become a participant (“Participant”) in this Plan for Deferral of Directors’ Fees (the “Plan”) by giving to the Company a written election in accordance with this paragraph 1. Except as set forth in paragraph 1(c) and subject to paragraph 7, participation in the Plan shall be effective and irrevocable as of the last day of the calendar year in which the election is made, and the Company shall thereupon establish for such Participant a deferred compensation account or accounts, as applicable (each an “Account”), to which amounts shall be credited as hereinafter provided. Effective January 1, 2005, the Company shall maintain a Pre-2005 Cash Account and a Post-2004 Cash Account for each Participant. A Participant’s Pre-2005 Cash Account shall document any cash amounts deferred under the Plan by the Participant and any other cash amounts credited hereunder which were earned and vested prior to January 1, 2005. A Participant’s Post-2004 Cash Account shall document any cash amounts deferred under the Plan by the Participant and any other cash amounts credited hereunder on and after January 1, 2005 (including any cash dividend equivalent payments under Equity Awards deferred in accordance with the Plan), plus any cash amounts deferred or credited prior to January 1, 2005, which were not earned or vested as of December 31, 2004. Effective May 2, 2014, the Company shall maintain an Equity Account for each Participant. A Participant’s Equity Account shall document any Equity Awards (but not cash dividend equivalent payments thereon, which shall be documented in the Participant’s Post-2004 Cash Account) deferred under the Plan by the Participant.

(b) Each election made by a Participant in any calendar year shall, at the Participant’s election, state the following amounts, if any, that shall, in each applicable case, be deferred and credited to such Participant’s Account(s) on the respective dates on which such amounts would otherwise become payable or, in the case of Equity Awards, payable or settled (whichever is later), absent such deferral election:

(i) the amount, expressed as a percentage (in whole numbers only) from 10% to 100%, of the portion of the annual retainer fee that the Participant elects to receive in cash for serving as a member of the Board of Directors of the Company (the “Board”) for the following calendar year, and/or

(ii) the amount, expressed as a percentage (in whole numbers only) from 10% to 100%, of cash fees, if any, for performing Committee or other services for the Company or any other services at the request of the Chairman of the Board for the following calendar year, and/or

(iii) the entire amount of Deferred Stock Unit Awards, granted to such Participant in the following calendar year, and/or

(iv) the entire amount of the Stock Retainer Fee Awards payable to such Participant in the following calendar year; and/or

(v) the entire amount of cash payments payable to such Participant at any time as dividend equivalent payments in respect of Equity Awards which are granted to such Participant in the following calendar year.

(c) Notwithstanding the foregoing, in the event that a Participant first becomes eligible to participate in the Plan after January 1 of a calendar year, any election pursuant to this paragraph 1 made by such Participant may be made within 30 days of such Participant becoming eligible to participate in the Plan (and shall become irrevocable on such 30th day or such earlier date specified in the election), and as otherwise required to comply with Treasury Regulation Sections 1.409A-2(a)(7)(i) and 1.409A-2(a)(7)(ii).

(d) Each election made by a Participant shall also contain a payment election providing for the manner in which the amounts deferred pursuant to such election (and any amounts credited or debited thereto) shall be paid from such Account(s) in accordance with paragraph 3 below. In the case of cash deferrals only (including, if applicable, cash amounts credited in accordance with paragraph 2(c) below), each such election may also contain an investment election providing for the manner in which such amounts shall be notionally invested in accordance with paragraph 2(a) below.

2.    Investment Elections; Crediting/Debiting of Account Balances.

(a)
(i) Each Participant, in connection with amounts credited to his or her Post-2004 Cash Account and Pre-2005 Cash Account in accordance with paragraph 1 above, may, in a manner compliant with Treasury Regulation Section 1.409A-1(o) and, with respect to the Participant’s Pre-2005 Cash Account, provided that such investment options qualify as “predetermined actual investments” within the meaning of Treasury Regulation Section 31.3121(v)(2)–1(d)(2), elect one or more investment options selected by the Company, in its sole discretion, for the purpose of crediting or debiting additional amounts to his or her Post-2004 Cash Account and Pre-2005 Cash Account (each such investment option, an “Eligible Investment Option”) and the portion of such deferred amounts to be allocated to each such Eligible Investment Option as specified by the Participant in the applicable elections made pursuant to paragraph 1 above.

(ii) Notwithstanding anything to the contrary herein, nothing in the Plan shall require the Company to offer or continue to offer any particular investment option. In the event that the Company ceases to offer a particular investment option, each Participant will be permitted to allocate amounts previously allocated to such discontinued investment option to one or more remaining Eligible Investment Options.

(iii) Notwithstanding anything to the contrary herein, a Participant shall not be permitted at any time to allocate amounts deferred into the Participant’s Post-2004 Cash Account or Pre-2005 Cash Account to the Participant’s Equity Account or allocate Equity Awards deferred into the Participant’s Equity Account to the Participant’s Post-2004 Cash Account or Pre-2005 Cash Account.

(b) If a Participant does not make an investment election as described in paragraphs 2(a)(i) or 2(a)(ii) above with respect to any deferred amount credited to the Participant’s Post-2004 Cash Account and/or Pre-2005 Cash Account, then such amount for any calendar quarter shall be increased by the Plan Rate (as hereinafter defined), compounded quarterly, from and after the applicable date of credit until the date of payment from such Account. The “Plan Rate” for any calendar quarter shall be the prime commercial lending rate of J.P. Morgan Chase & Co. in effect on the last day of the preceding calendar quarter, or such other rate as the Company may establish for the purpose of the Plan.

(c) With respect to Equity Awards credited to a Participant’s Equity Account, if a Participant is entitled, in accordance with the terms of the applicable Company Equity Plan, to receive cash dividend or dividend equivalent payments, such payments shall be credited to such Participant’s Post-2004 Cash Account. In addition, Equity Awards credited to a Participant’s Equity Account are subject to adjustment under any applicable provision of the applicable Company Equity Plan under which they were granted.

3.    Payments from Accounts.

(a) Each election by a Participant made pursuant to paragraph 1 above in connection with such Participant’s Post-2004 Cash Account shall also provide that distributions from such account shall be made in one lump sum or in two or more annual payments (not exceeding ten), where the amount of each payment shall be equal to a fraction, the numerator of which is equal to the applicable portion of the Participant’s remaining Account balances subject to such election (i.e., the original amounts deferred under such election together with the amounts credited or debited to such Account in respect of such deferral, as provided in paragraph 2 above, including since the date of the last preceding installment payment, reduced by the amount of any prior installment payments) and the denominator of which is equal to the number of remaining installment payments (including the current installment payment).

(b) Distributions from each Participant’s Equity Account shall be made in one lump sum, with Equity Awards allocated to such account distributed in actual shares of Company common stock, par value $1.00 per share. For purposes of determining the number of shares of Company common stock to be distributed pursuant to this paragraph 3(b), the value of Equity Awards shall be considered equal to the closing price per share of Company common stock as reported on the New York Stock Exchange on the last business day prior to the day the distribution is made; provided that any fractional Equity Awards shall be converted to cash based on the closing price per share of Company common stock as reported on the New York Stock Exchange, on the last trading day of the month preceding the month of distribution and shall be paid in cash.

(c) Each election by a Participant made pursuant to paragraph 1 above shall also, in a manner compliant with Treasury Regulation Section 1.409A-3, specify whether the distributions provided for in this Paragraph 3 shall commence on (i) a nondiscretionary and objectively determinable calendar date (within the meaning of Treasury Regulation Section 1.409A-3(i)(1)) selected by the Participant, (ii) the Participant’s Separation from Service as a director of the Company (within the meaning of Section 409A) or (iii) the earlier of such dates or a nondiscretionary and objectively determinable calendar date following such Participant’s Separation from Service as a director of the Company and, if applicable, shall specify the total number of any such installment payments. Payment of any such installments and/or lump sum distributions shall commence on the first business day of the month following the date or event selected by the Participant in such election; provided, that the first such payment date elected by the Participant shall not be earlier than January 1 of the year next following the year with respect to which the related deferral election is made. In the event that a Participant fails to timely and properly elect a time and/or form of distribution under this paragraph 3 in respect of all or a portion of amounts and/or Equity Awards pertaining to an election pursuant to paragraph 1 above made by such Participant on or after May 2, 2014, such Participant will be deemed to have elected to receive one lump sum distribution of the applicable deferred amount upon such Participant’s Separation from Service as a director of the Company. Notwithstanding the foregoing, the payment of Pre-2005 Cash Account balances shall be made in accordance with elections in effect as of May 2, 2014.

4.    Death of a Participant. Notwithstanding the provisions of paragraph 3, upon a Participant’s death, the Company shall within 75 days thereafter pay and/or distribute, as the case may be, to such Participant’s estate, or to such beneficiary as such Participant may have designated by written notice to the Company, the entire amount in such Participant’s Accounts at the date of such payment and distribution, including any adjustments provided for in paragraph 2 above. A Participant may, by like notice, cancel such designation, and may make a new designation as provided in the Plan.

5.    Disability. Notwithstanding the provisions of paragraph 3, upon a Participant’s becoming disabled, the Company shall within 75 days thereafter pay and/or distribute, as the case may be, to such Participant the entire amount in such Participant’s Accounts at the date of such payment and distribution, including any adjustments provided for in paragraph 2 above. For purposes of this Plan, unless otherwise required by Code Section 409A and the regulations or guidance thereunder, a Participant shall be deemed to be disabled if the Participant meets at least one of the following requirements: (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under a disability benefit plan covering employees of the Company.

6.    Change in Control.

(a) In the event of a 409A Change in Control, as defined in paragraph 6(c) below, the Company shall pay and/or distribute, as the case may be, to each Participant the entire amount in such Participant’s Accounts at the date of such payment and distribution, including any adjustments provided for in paragraph 2 above.

(b) Notwithstanding the foregoing, in the event that the first scheduled payment date under paragraph 3 of any amount deferred under this Plan occurs prior to a 409A Change in Control, the provisions of paragraph 3 shall apply instead of this paragraph 6.

(c) For purposes of this Plan, a 409A Change in Control shall mean the occurrence of Change of Control (within the meaning of the Company Non-Employee Directors’ Equity Plan”) that also constitutes a “change in the ownership of the Company”, “change in the effective control of the Company”, and/or a “change in the ownership of a substantial portion of the Company’s assets”, in each case, within the meaning of Treasury Regulation Section 1.409A-3(i)(5) or such other regulation or guidance issued under Code Section 409A.

7.    Changes in Election.

(a) A Participant who has a Post-2004 Cash Account and/or Equity Account may, by like notice in any year, cancel any payment election under paragraph 3 with respect to amounts deferred to the Participant’s Post-2004 Cash Account and/or Equity Account, and any such cancelation shall be accompanied by a new payment election, pursuant to which payment cannot commence earlier than the first day of the month next following the fifth anniversary of the date such amounts otherwise would have been paid, which new payment election shall become effective on the 12-month anniversary of the date the election is made and shall otherwise comply with Treasury Regulation Section 1.409A-2(b).

(b) All elections under the Plan shall be irrevocable; provided, however, that the Company may, in compliance with Treasury Regulation Sections 1.409A-3(j)(4)(viii) or 1.409A-3(j)(4)(xii), cancel any deferral election.

8.    Status of Accounts. Accounts established pursuant to the Plan shall represent unsecured obligations of the Company to pay to the respective Participants the amounts in such Accounts in accordance with the Plan. The Company shall have no obligation to actually invest any funds or hold any property in respect of the notional investments described in paragraph 2. In no event shall any trust be created in favor of any Participant, nor shall any Participant have any property interest in any Account or in any other assets of the Company. Accounts shall not be assignable by Participants except as and to the extent provided in paragraph 4 above.

9.    Plan Amendment or Termination. The Plan may be amended from time to time, and may be terminated at any time, by resolution of the Board. No such amendments shall alter the date or dates for making payments in respect of amounts theretofore credited to Accounts, and in case of such termination, the Plan shall continue in full force and effect with respect to all amounts in Accounts at the date of termination.

10.    Effective Date. The Plan initially became effective with respect to annual retainer fees and attendance fees payable to directors for services on and after January 1, 1985. The Plan as hereby amended and restated on November 11, 2016, shall be effective with respect to annual retainer fees and fees for other services payable to directors for services on and after January 1, 2017.

Effective January 1, 2005, the Plan was amended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Proposed Treasury Regulations issued thereunder. Effective November 16, 2007, the Plan was further amended to clarify certain provisions in compliance with Code Section 409A and the Final Treasury Regulations issued thereunder. Each provision and term of such amendments should be interpreted accordingly, but if any provision or term of such amendments would be prohibited by or be inconsistent with Code Section 409A or would constitute a material modification to the Plan, then such provision or term shall be deemed to be reformed to comply with Code Section 409A or be ineffective to the extent it results in a material modification to the Plan, without affecting the remainder of such amendments. The amendments apply solely to amounts deferred on and after January 1, 2005, plus any amounts deferred prior to January 1, 2005, that are not earned and vested as of such date (plus earnings on such amounts deferred). Amounts deferred prior to January 1, 2005, that are earned and vested as of December 31, 2004, including any earnings on such amounts credited prior to, and on or after January 1, 2005, shall remain subject to the terms of the Plan as in effect prior to January 1, 2005.

Effective November 14, 2008, the Plan was amended to permit deferrals of cash dividend equivalent payments under Deferred Equity Units Awards (or similar awards) granted under the Company’s Non-Employee Directors’ Equity Plan.

Effective November 9, 2012, the Plan was amended to remove certain inoperative provisions and to amend the Plan’s deferral election procedures, including permitting annual deferral elections relative to dividend equivalent payments.

Effective May 2, 2014, the Plan was amended to permit (i) deferrals of Equity Awards, (ii) deferral of cash fees and dividend equivalent payments into multiple investment options and (iii) deferral of fees in amounts between 10% and 100%, inclusive.

Effective November 11, 2016, the Plan was amended to (i) remove certain inoperative provisions and (ii) permit the deferral of annual retainer fees that a Participant elects to receive in the form of Common Stock.

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